Exhibit 10.05

ORACLE CORPORATION

STOCK OPTION AGREEMENT

AMENDED AND RESTATED 2000 LONG-TERM EQUITY INCENTIVE PLAN

U.S. NON-QUALIFIED STOCK OPTION

FOR U.S. EXECUTIVE VICE PRESIDENTS AND SECTION 16 OFFICERS

1.	Grant. Oracle Corporation (the “Company”) has granted to the optionee (“Optionee”) named above a U.S. non-qualified option (the “Option”) to purchase the total number of shares of Common Stock set forth above (the “Shares”) at the exercise price per share set forth above (the “Exercise Price”). This Option is subject to the terms set forth below in this stock option agreement (the “Agreement”) and in the Company’s Amended and Restated 2000 Long-Term Equity Incentive Plan (the “Plan”). In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall govern. All capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

2.	Restrictions on Exercise. Subject to the terms of the Plan and this Agreement, the Option may be exercised in increments on or after each vesting date specified above, provided that in no event may the Option be exercised after the last date to exercise specified above (the “Expiration Date”). In addition, this Option may not be exercised as to fewer than 100 Shares unless it is exercised as to all Shares as to which this Option is then exercisable.

Optionee agrees to comply with the Insider Trading Policy restrictions applicable to the Company’s officers for one fiscal quarter following Optionee’s termination of his/her employment relationship with the Company or any Parent, Subsidiary or Affiliate, regardless of the reason for such termination. Under these restrictions, Optionee may be prohibited from trading in the Company’s securities from the 15th day of the last month of the fiscal quarter and until one full trading day following the Company’s earnings announcement for that fiscal quarter. Notwithstanding the foregoing, this Option is subject to the time limitations on exercise set forth in Section 6(i) of the Plan and Section 3 below (the “Remaining Option Exercise Period”); provided that if any “No Trading” period under Oracle’s Insider Trading Policy occurs during the Remaining Option Exercise Period and Optionee is prohibited from trading during such period, the Remaining Option Exercise Period shall be extended by the number of days equivalent to any such period such that the total amount of time Optionee shall have to exercise the vested portion of this Option shall be equal to the original Remaining Option Exercise Period (except that, if the Expiration Date of the Option occurs during this additional extension period, such Option shall still expire on the Expiration Date and the additional extension period shall not be extended beyond the Expiration Date).

3.	Termination of Option.

a)	This Option shall cease vesting upon termination of Optionee’s employment relationship with Optionee’s employer (the “Employer”) (excluding a transfer to the Company or any Parent, Subsidiary or Affiliate) and shall not be extended by any notice or equivalent period mandated under local law (e.g., a period of “garden leave” or similar period pursuant to local law) or as may be required by the terms of an employment agreement. Optionee’s employment relationship shall be considered to have terminated, and Optionee to have ceased to be employed by the Company or its Parent, Subsidiary or Affiliate, on the earliest of:

(1)	the date on which the Employer delivers to Optionee notice terminating the employment relationship (regardless of whether the notice or termination is lawful or unlawful or is in breach of any contract of employment) unless Optionee is transferring employment to the Company, or any Parent, Subsidiary or Affiliate;

(2)	the date on which Optionee delivers notice to his or her Employer that Optionee is terminating the employment relationship (regardless of whether the notice or termination is lawful or unlawful or is in breach of any contract of employment) unless Optionee is transferring employment to the Company, or any Parent, Subsidiary or Affiliate;

(3)	the date on which Optionee ceases to provide services to the Company, or any Parent, Subsidiary or Affiliate, as appropriate, except where Optionee is on an authorized leave of absence; or

(4)	the date on which Optionee ceases to be considered an “employee” under Applicable Laws.

The committee of the Board of Directors of the Company administering the Plan (the “Committee”) shall have discretion to determine whether Optionee has ceased to be employed by the Company or any Parent, Subsidiary or Affiliate, as appropriate, and the effective date on which such employment terminated.

In addition, subject to Applicable Laws, the Committee in its sole discretion may suspend vesting of the Option if Optionee takes a leave of absence from employment with the Company or its Parent, Subsidiary or Affiliate.

b)	If Optionee ceases to be employed by the Company or any Parent, Subsidiary or Affiliate, as appropriate, for any reason except death or Disability, this Option may be exercised to the extent (and only to the extent) that it would have been exercisable upon the date of termination of Optionee’s employment, within three (3) months after the date of termination, subject to Section 2 above, but in any event no later than the Expiration Date of the Option. The date of termination of Optionee’s employment for purposes of this Agreement and any right to exercise this Option post-termination shall not be extended by any notice period mandated under local law, by contract or otherwise and shall be determined in accordance with Section 3(a) herein. If employment ceases because of death or Disability, this Option may be exercised to the extent (and only to the extent) specified in the Plan, subject to Section 2 above.

4.	Manner of Exercise; Automatic Exercise; Consideration.

a)	The Option may be exercised by delivery to the Company of the stock option exercise agreements in the form then approved by the Committee, stating the number of Shares being purchased, the restrictions imposed on the Shares, if any, and such representations and agreements, as may be required by the Company to comply with applicable laws, together with payment in a form allowed under the Plan. The current forms of stock option exercise form and stock option exercise notice and agreement (the “Exercise Agreement”) are available upon request by emailing stock_us@oracle.com.

b)	The Company, at its discretion, may implement an automatic exercise feature pursuant to which the Option will be automatically exercised on the Expiration Date (or on the last trading day immediately prior to the Expiration Date if the Expiration Date is not a trading day) (the “Automatic Exercise Date”) if (i) the Optionee has not exercised the Option prior to the Automatic Exercise Date, (ii) the Fair Market Value of a Share on the Automatic Exercise Date exceeds the Exercise Price per Share by an amount equal to or more than the value of one Share on the Automatic Exercise Date, and (iii) Optionee has not specified in writing that he or she does not want to exercise the Option. If the Company elects to implement this automatic exercise feature, it shall do so according to such procedures as the Company shall specify from time to time; provided, however, that the Company shall not apply the automatic exercise to the Option in circumstances where the Company determines, in its sole discretion, that it is not feasible or advisable due to legal or administrative reasons. Therefore, Optionee should not rely on this feature.

c)	Due to administrative restrictions, paying the Exercise Price by means of the surrender of Shares having a Fair Market Value equal to the applicable Exercise Price of the Option is not an available method of exercise under this Agreement.

5.	Compliance with Laws and Regulations. The issuance and transfer of Shares shall be subject to compliance by the Company and Optionee with all applicable requirements of federal, state, local or foreign securities and other laws and with all applicable requirements of any stock exchange or national market system on which the Common Stock may be listed at the time of such issuance or transfer.

6.	Transferability of Option. This Option may not be transferred in any manner other than (i) by will, or (ii) by the laws of descent and distribution, provided however, a U.S. Optionee may transfer a vested portion of the Option for no consideration to or for the benefit of one or more members of Optionee’s Immediate Family (including, without limitation, to a trust for the benefit of Optionee’s Immediate Family) (a “Transferee”), subject to such limits as the Committee may establish, and such Transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer. Optionee will continue to be treated as the holder of the Option for purposes of the Company’s record keeping and for other purposes deemed appropriate by the Company, including the right to consent to amendments to this Agreement, notwithstanding that the economic benefits and dispositive control have been transferred to the Transferee. Optionee agrees, on behalf of each Transferee, to exercise the Option upon the direction and arrangement of payment by such Transferee and further agrees to forward all information provided by the Company (including but not limited to those required under the U.S. securities laws) with respect to the Option to the Transferee. In the discretion of the Committee, the foregoing right to transfer shall apply to the right to transfer ancillary rights associated with the Option. The term “Immediate Family” shall mean Optionee’s spouse, qualified same-sex domestic partner, parents, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren (and, for this purpose, shall also include Optionee). Optionee acknowledges that Optionee will continue to be liable for any Tax-Related Items (as defined in Section 8 below).

7.	Tax Consequences. The general U.S. federal income tax consequences of the grant and exercise and transfer of the Option, as well as upon disposition of the Shares following exercise, are set forth in the Plan prospectus made available at the Company’s web site at:

http://my.oracle.com/site/hr/RegionalSites/U.S./usbenefits/equity/index.html

If Optionee is subject to tax in any other country besides the U.S., the tax treatment in the other country may differ from that reflected in the Plan prospectus.

8.	Tax Withholding Responsibility. Optionee acknowledges that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax (including federal, state, local and foreign tax), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Optionee’s participation in the Plan and legally applicable to Optionee or deemed by the Company or the Employer in its discretion to be an appropriate charge to Optionee even if legally applicable to the Company or the Employer (“Tax-Related Items”), is and remains Optionee’s responsibility and may exceed the amount actually withheld by the Company and/or the Employer. Optionee further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Optionee’s liability for Tax-Related Items or to achieve any particular tax result. Further, if Optionee is subject to Tax-Related Items in more than one jurisdiction, Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Optionee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, if Optionee is not subject to Section 16 of the Exchange Act, Optionee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (1) withholding from Optionee’s wages or other cash compensation paid to Optionee by the Company and/or the Employer; (2) withholding from proceeds of the sale of Shares acquired upon exercise of the Option, either through a voluntary sale or through a mandatory sale arranged by the Company (on Optionee’s behalf pursuant to this authorization without further consent); or (3) withholding in Shares subject to the exercised Option. If Optionee is subject to Section 16 of the Exchange Act, the Company will satisfy the obligations with regard to all Tax-Related Items by withholding Shares otherwise issuable upon settlement of the Award, unless the use of such withholding method is prevented by Applicable Laws or has adverse tax or accounting consequences, in which case Optionee may: (1) elect to have the Company or Employer withhold from Participant’s wages or other cash compensation paid to Optionee by the Company and/or the Employer; or (2) elect to have the Company withhold from proceeds of the sale of Shares acquired upon the exercise of the Option, either through a voluntary sale or through a mandatory sale arranged by the Company (on Optionee’s behalf pursuant to this authorization).

The Company may withhold or account for Tax-Related Items at maximum applicable rates, which in the case of withholding in Shares may involve use of a statutory withholding rate not to exceed the maximum statutory tax rate for the applicable tax jurisdiction, to the extent consistent with Applicable Laws. To the extent that the obligation for the Tax-Related Items is satisfied by withholding in Shares or withholding from proceeds of the sale of Shares and the Company determines the withholding amount using maximum applicable rates, Optionee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. Further, if the obligation for the Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Optionee is deemed to have been issued the full number of Shares subject to the exercised Option, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Optionee’s participation in the Plan.

Finally, Optionee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Optionee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the Shares or the proceeds from the sale of Shares if Optionee fails to comply with his or her obligations in connection with the Tax-Related Items as described in this section.

9.	Nature of the Grant. By entering into this Agreement and accepting the grant of an Option evidenced hereby, Optionee acknowledges that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan and this Agreement; (ii) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past; (iii) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (iv) Optionee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Optionee’s employment relationship at any time; (v) Optionee’s participation in the Plan is voluntary; (vi) the Option and the Shares subject to the Option, and the income and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which are outside the scope of Optionee’s employment contract, if any; (vii) the Option and the Shares subject to the Option, and the income and value of same, are not part of normal or expected compensation or salary for any purpose including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or welfare or retirement benefits (including the 401(k) Savings and Investment Plan and the Deferred Compensation Plan) or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Parent, Subsidiary or Affiliate; (viii) the Option and the Shares subject to the Option, and the income and value of same, are not intended to replace any pension rights or compensation; (ix) the vesting of any Option ceases upon termination of the employment relationship as described in Section 6(i)(iv) of the Plan except as may otherwise be explicitly provided in the Plan document; (x) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty, and if Optionee exercises the Option and obtains Shares, the value of those Shares may increase or decrease, even below the Exercise Price; (xi) if the underlying Shares do not increase in value, the Option will have no value; (xii) the Option grant and Optionee’s participation in the Plan shall not be interpreted to form an employment contract or relationship with the Company or any Parent, Subsidiary or Affiliate; and furthermore, the Option grant shall not be interpreted to form an employment contract with the Employer; (xiii) no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the termination of Optionee’s employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Optionee is employed or the terms of Optionee’s employment agreement, if any); (xiv) in the event of termination of Optionee’s employment as described in Section 3 of this Agreement (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Optionee is employed or the terms of Optionee’s employment agreement, if any), Optionee shall not have any right to receive any future options under the Plan; (xv) unless otherwise agreed with the Company, the Option and Shares subject to the Option, and the income and value of same, are not granted as consideration for, or in connection with, any service Optionee may provide as a director of any Parent, Subsidiary or Affiliate; and (xvi) unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares.

10.	No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Optionee’s participation in the Plan, or Optionee’s acquisition or sale of the underlying Shares. Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

11.	Data Privacy Consent. As a condition of the grant of the Option, Optionee hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of personal data as described in this paragraph by and among, as applicable, the Employer and the Company and any Parent, Subsidiary or Affiliate for the exclusive purpose of implementing, administering and managing Optionee’s participation in the Plan.

Optionee understands that the Employer, the Company and any Parent, Subsidiary or Affiliate may hold certain personal information about Optionee, including, but not limited to, Optionee’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, passport number, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Optionee’s favor, for the purpose of managing and administering the Plan (“Data”).

Optionee acknowledges that Data will be transferred to the Company’s stock plan service provider, Fidelity, or such other stock plan service provider or broker as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan, provided that the Company ensures that the recipient maintains a level of privacy broadly equivalent to the standard set forth in the Company’s Internal Privacy Policy. Optionee accepts that these recipients may be located in the United States or the European Economic Area or elsewhere and the recipient’s country may have different data privacy laws and protections than Optionee’s country. Optionee authorizes the Company, its broker and any possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Optionee’s participation in the Plan, including any requisite transfer of Data to a designated broker or other third party with whom Optionee may elect to deposit any Shares acquired upon exercise of the Option, as such Data may be required for the administration of the Plan and/or the subsequent holding of Shares on Optionee’s behalf. Further, Optionee understands that Optionee is providing the consents herein on a purely voluntary basis. If Optionee does not consent, or later seeks to revoke consent, Optionee’s employment status or service and career with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant Optionee Options or other equity awards or administer or maintain such awards. Therefore, Optionee understands that refusing or withdrawing consent may affect Optionee’s ability to participate in the Plan.

Additional details regarding data privacy are included in the Notice of Stock Option Grant and in Oracle’s Internal Privacy Policy at:

http://my.oracle.com/site/legal/cnt337893.pdf.

12.	Entire Agreement; Interpretation. The Plan made available at the Company’s web site at http://my.oracle.com/site/hr/RegionalSites/U.S./usbenefits/equity/index.html is incorporated herein by reference. This Agreement and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof. The Committee may amend this Agreement and the Plan from time to time. Optionee understands and agrees that the terms of the Option can only be amended in writing. Optionee agrees that the terms of the Plan govern the Option and that all interpretations and determinations made by the Company (or its Board of Directors and any committee of the Board administering the Plan) with respect to the Plan and this Agreement shall be final and binding on all persons. This Agreement is governed by Delaware law except for that body of law pertaining to conflict of laws. Unless Optionee is subject to a mutual agreement to arbitrate with the Company, Optionee agrees to institute any legal action or legal proceeding relating to this Agreement or the Plan in state court in San Mateo County, California or in federal court in San Francisco, California, United States of America, and no other courts, where this grant is made and/or to be performed. Optionee agrees to submit to the jurisdiction of and agrees that venue is proper in the aforesaid courts in any such action or proceeding and waives, to the fullest extent permitted by law, any objection that the laying of venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in any such court is improper or that such proceedings have been brought in an inconvenient forum.

13.	Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or to request Optionee’s consent to participate in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or any third party designated by the Company.

14.	Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

15.	409A Disclaimer. This Agreement shall be interpreted in accordance with, and incorporates the terms and conditions required by, Section 409A of the U.S. Internal Revenue Code (the “Code”). The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, including amendments or actions that would result in reduction in benefits under the Option, as the Company determines are necessary or appropriate to ensure that this Option qualifies for exemption from, or complies with the requirements of, Code Section 409A or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A of the Code; provided, however, that the Company makes no representation that the Option will be exempt from, or will comply with, Section 409A of the Code, and makes no undertakings to preclude Section 409A of the Code from applying to the Option or to ensure that it complies with Section 409A of the Code. For the avoidance of doubt, Optionee hereby acknowledges and agrees, that the Company will have no liability to Optionee or any other party if the grant, vesting, or exercise of the Option, the issuance of Shares or any other transaction under this Agreement is not exempt from, or compliant with, Code Section 409A, or for any action taken by the Company with respect thereto.

16.	Recoupment. As an additional condition of receiving the Option, Optionee agrees that the Option and any benefits or proceeds Optionee may receive hereunder shall be subject to forfeiture and/or repayment to the Company to the extent required to comply with Applicable Laws, including, without limitation, pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as may be reflected in a recoupment or “clawback” policy adopted by the Company. Further, if Optionee receives any amount in excess of what Optionee should have received under the terms of the Option for any reason (including without limitation by reason of a financial restatement, mistake in calculations or administrative error), all as determined by the Committee, then Optionee shall be required to promptly repay any such excess amount to the Company.

17.	Country-Specific Terms/Notifications. If Optionee relocates to one of the countries included in Exhibit A to the non U.S. option agreement for options granted in 2017, the special terms for such country will apply to him or her, to the extent the Company determines that the application of such terms is necessary or advisable for legal or administrative reasons. As a result, Optionee should review the specific terms/notifications that apply to him or her in his or her particular country to which he/she transfers. These country specific alerts/notifications are available at the Company’s web site at:

http://my.oracle.com/site/hr/RegionalSites/U.S./usbenefits/equity/index.html

18.	Additional Terms. The Company reserves the right to impose other requirements on Optionee’s participation in the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

19.	Waiver. Optionee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Optionee or any other Participant.

By clicking on the “Accept” button, Optionee accepts the Option and agrees to be bound by its terms as set forth in the Plan and this Agreement.

These terms apply to grants made on or after July 10, 2017.

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